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                                                                   Exhibit 99.2



                         CENTURY BUSINESS SERVICES, INC.

                             SECRETARY'S CERTIFICATE

         I, Barbara A. Rutigliano, hereby certify that I am the duly elected and incumbent Corporate Secretary of Century Business Services, Inc., a Delaware corporation (the "Company"), and that, as such, I am authorized to execute and deliver this certificate on behalf of the Company, and do hereby certify as follows:

         The Board of Directors of Century Business Services, Inc. on February 29, 2000 duly adopted a certain resolution to further amend the Amended and Restated 1996 Employee Stock Option Plan (the "Plan"), to add 3,000,000 options to the Plan and reserve 3,000,000 shares of stock for issuance upon exercise of such options to bring the total number of options available under the Plan to 10,000,000; and

         Section 4. of the Plan, GRANTING OF OPTIONS, has therefore been amended to read as follows:

          "Options under which a total of not in excess of 10,000,000 shares of the $.01 par value common stock of the Company ("Common Stock") may be purchased from the Company, subject to adjustment as provided in
          Section 10. In the event that an option expires or is terminated, canceled or unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option). Shares subject to options may be made available from unissued or reacquired shares of Common Stock. Nothing contained in the Plan or in any option granted pursuant thereto shall confer upon any Optionee any right to be continued in the employment of the Company or as a director or consultant to the Company, or interfere in any way with the right of the Company to terminate his employment or consulting relationship at any time."

          Such resolutions are in full force and effect and have not been amended or modified as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Company's seal this 11th day of May, 2000.


[SEAL]

                                            CENTURY BUSINESS SERVICES, INC.


                                            By:      /s/ Barbara A. Rutigliano
                                                  ----------------------------
                                                     Barbara A. Rutigliano
                                                     Corporate Secretary